Execution Copy

AGREEMENT AND PLAN OF MERGER

dated as of March 22, 2007,

among

AVERY DENNISON CORPORATION,

ALPHA ACQUISITION CORP.

and

PAXAR CORPORATION

TABLE OF CONTENTS

-i-

Annex I	Index of Defined Terms
Annex II	Form of Voting and Support Agreement

-ii-

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 22, 2007, among AVERY DENNISON CORPORATION, a Delaware corporation (“Parent”), ALPHA ACQUISITION CORP., a New York corporation and a wholly owned Subsidiary of Parent (“Sub”), and PAXAR CORPORATION, a New York corporation (the “Company”). Capitalized terms used in this Agreement are defined in the sections listed opposite such terms in Annex I.

WHEREAS, the Board of Directors of each of the Company, Parent and Sub has adopted this Agreement, and deemed it advisable and in the best interests of their respective shareholders to consummate the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.10 per share, of the Company (“Company Common Stock”), other than (i) shares of Company Common Stock directly owned by the Company, as treasury stock, or by Parent or Sub, and (ii) Company Restricted Stock will be converted into the right to receive $30.50 in cash.

WHEREAS, as an inducement to and condition of Parent’s willingness to enter into this Agreement, Arthur Hershaft will enter into a voting and support agreement (the “Voting Agreement”), the form of which is attached as Annex II, the Board of Directors of the Company has approved the entry by Arthur Hershaft into the Voting Agreement, and the Voting Agreement will be entered into concurrently with the execution and delivery of this Agreement.

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Law of the State of New York (the “NYBCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the first Business Day after satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions), at the offices of Wachtell, Lipton, Rosen & Katz, 51 W. 52nd St., New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall deliver a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the NYBCL and shall make all other filings and recordings required under the NYBCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed by the department of state of the State of New York or at such subsequent date (which shall not be later than 30 days after filing) as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 906 of the NYBCL.

SECTION 1.05. Certificate of Incorporation and Bylaws. (a) The Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.06. Directors. From and after the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07. Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange Fund;
Company Equity Awards

SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock (other than the requisite adoption of the Merger by the stockholders of the Company) or any shares of capital stock of Parent or Sub (other than the requisite adoption of the Merger by Parent as the sole stockholder of Sub, which adoption has been obtained):

(a) Capital Stock of Sub. Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company, as treasury stock, or by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and Company Restricted Stock) shall be converted into the right to receive $30.50 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any declared dividends with a record date prior to the Effective Time that remain unpaid as of the Effective Time and that are due to such holder.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

SECTION 2.02. Exchange Fund. a) Paying Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock cash in U.S. dollars an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Certificate Exchange Procedures. As promptly as practicable after the Effective Time, but in any event within two Business Days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in form and substance reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay all dividends that may have been declared by the Company and that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for 12 months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore surrendered their shares for payment in compliance with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.

(e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500 million (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to Parent, and all fees and expenses of the Paying Agent in connection with the satisfaction of its responsibilities contemplated by this Article II shall be paid by Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration due to such holder as provided herein.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond or surety in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in respect of such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent, as applicable, are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as applicable.

SECTION 2.03. Company Stock Options and Company Equity Awards. Prior to the Effective Time, the Company shall take all action necessary (including any necessary determinations and/or resolutions of the Company’s Board of Directors or a committee thereof) such that:

(a) At the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of common stock, par value $1 per share, of Parent (“Parent Common Shares”) in an amount and at an exercise price determined as provided in this Section 2.03(a) (and otherwise subject to the terms of the applicable equity-based compensation plans and the agreements evidencing grants thereunder) (a “Parent Stock Option”). The number of Parent Common Shares to be subject to each Parent Stock Option shall be equal to (w) the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (B) the Merger Consideration, divided by (x) the average closing price of a Parent Common Share on the New York Stock Exchange (as reported on the NYSE Composite Transactions Reports) for the 20 trading days immediately preceding (but not including) the Closing Date (the “Average Parent Stock Price”); provided that any fractional shares resulting from such multiplication shall be rounded down to the nearest whole number. The exercise price per Parent Common Share under each Parent Stock Option shall be equal to (y) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by (z) the quotient obtained by dividing the Merger Consideration by the Average Parent Stock Price; provided that such exercise price shall be rounded up to the nearest whole cent. Notwithstanding the foregoing, each Company Stock Option which is an “incentive stock option” shall be adjusted in a manner consistent with Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. The vesting schedule for each of the Company Stock Options shall not be accelerated solely as a result of the Merger and such Company Stock Options shall be considered to be assumed by Parent as of the Effective Time for all purposes under the applicable plans, subject to the existing vesting schedules and other terms of the applicable grant, provided that the vesting of unvested Company Stock Options shall be accelerated upon a termination without Cause of the applicable award holder’s employment prior to the 24-month anniversary of the Effective Time.

(b) Any Company Restricted Stock outstanding as of the Effective Time shall be converted into a number of Parent Common Shares equal to (i) the product of (x) the number of such restricted Company Common Shares and (y) the Merger Consideration, divided by (ii) the Average Parent Stock Price (provided that any fractional shares resulting from such calculation shall be rounded up to the nearest whole number), and shall otherwise remain subject to the terms (including vesting terms) of the applicable equity-based compensation plans and the agreements evidencing grants thereunder, provided that the vesting of Company Restricted Stock shall be accelerated upon a termination without Cause of the applicable award holder’s employment prior to the 24-month anniversary of the Effective Time.

(c) At the Effective Time, except as otherwise agreed by Parent and the holder of Company Equity Awards with respect to such holder’s Company Equity Awards, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under any Company Benefit Plan or otherwise (including deferred stock units) other than Company Stock Options and Company Restricted Stock (each, other than Company Stock Options and Company Restricted Stock, a “Company Equity Award”), whether vested or unvested, and without affecting the vesting thereof, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of the Company Common Stock, and shall be converted into a cash-based right or award equal in amount to the Merger Consideration in respect of each share of Company Common Stock underlying a particular Company Equity Award, provided that with respect to performance share awards granted under the Company’s 2000 Long-term Performance and Incentive Plan, such awards shall be replaced pursuant to Section 8(a) of the applicable award agreements with a number of restricted Parent Common Shares (or, at the election of Parent, Parent restricted stock units with dividend equivalent rights) equal to (i) the product of (x) the number of shares of Company Common Stock that would have been earned as of the Effective Time pursuant to Section 8(b) of the applicable award agreements in the absence of such replacement multiplied by (y) the Merger Consideration, divided by (ii) the Average Parent Stock Price (provided that any fractional shares or units resulting from such calculation shall be rounded up to the nearest whole number). Such shares (or units) shall vest on the date that the applicable three-year performance period was scheduled to conclude, subject to accelerated vesting in accordance with the terms of the applicable performance share award agreement, it being understood and agreed that if the holder of a performance share award is party to any employment, change in control or other similar agreement that includes the term “cause” or “good reason”, the terms “cause” and “good reason” as used in the performance share agreement shall be deemed to have the same meaning as set forth in such employment, change in control or other similar agreement.

(d) Employee Stock Purchase Plan. The Paxar Corporation Employee Stock Purchase Plan (the “ESPP”) shall continue to be operated in accordance with its terms through the Effective Time, provided that the Company shall take all actions necessary to ensure that no participants may increase their participation levels in the ESPP following the date hereof and that no new participants may commence participation in the ESPP following the date hereof. The Company will take all actions to ensure that the ESPP is terminated, and all options thereunder exercised, no later than immediately prior to the Effective Time.

(e) Certain Definitions. For purposes of this Section 2.03, “Cause” means (i) “Cause” as defined in any employment or similar agreement to which the applicable award holder is a party, or (ii) if there is no such agreement or if it does not define Cause: (1) conviction of a crime (other than a vehicular misdemeanor), (2) dishonesty in the course of fulfilling employment duties that causes harm to the Company, or (3) willful and deliberate failure to perform employment duties in any material respect.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection) or the SEC Documents filed with the SEC by the Company and publicly available prior to the date of this Agreement (the “Filed SEC Documents”), other than the sections of the Filed SEC Documents pertaining to “risk factors” or “forward looking statements,” the Company represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted, and (ii) is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, in the case of the Company’s Subsidiaries, where the failure to be so organized, existing, qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent prior to the execution of this Agreement a true and complete copy of the Restated Certificate of Incorporation of the Company (the “Company Certificate of Incorporation”) and the Bylaws of the Company (the “Company Bylaws”), in each case as in effect on the date of this Agreement.

(b) Subsidiaries. All “significant subsidiaries” of the Company, as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act, and all entities listed on Exhibit 21 to the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2006, (collectively, “Significant Subsidiaries”) and their respective jurisdictions of organization are listed in Section 3.01(b) of the Company Disclosure Letter. All the outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than (A) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (B) Liens for Taxes, assessments and other governmental charges and levies (i) that are not due and payable, (ii) that are being contested in good faith or (iii) that may thereafter be paid without interest or penalty, and (C) Liens (other than liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, zoning restrictions, building codes and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted (collectively, “Permitted Liens”).

(c) Capital Structure. The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, par value $0.10 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on March 20, 2007, (i) 41,554,469 shares of Company Common Stock were issued and outstanding (which number includes 0 shares of Company Common Stock held by the Company in its treasury), (ii) 6,765,345 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 1990 Employee Stock Option Plan, 1997 Incentive Stock Option Plan, 2000 Long-Term Performance and Incentive Plan and the ESPP (the foregoing plans, collectively, the “Company Stock Plans”), of which 3,130,791 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company (such options, together with any similar options granted after March 20, 2007, but excluding options outstanding under the ESPP, the “Company Stock Options”), 122,857 shares of Company Common Stock were issued or awarded in the form of restricted Company Common Stock (the “Company Restricted Stock”) and 436,207 shares of Company Common Stock were subject to issuance upon the vesting of outstanding Company Equity Awards and (iii) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury. Except as set forth above, at the close of business on March 20, 2007, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. From March 20, 2007, until the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of shares of Company Common Stock (1) pursuant to the exercise of the Company Stock Options outstanding as of March 20, 2007, (2) pursuant to the ESPP or (3) as set forth in Section 3.01(c) of the Company Disclosure Letter, and (B) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or other rights pursuant to which any Person is or may be entitled to receive any voting interest with respect to matters on which holders of Company Common Stock may vote or any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its assets. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement, any Company Stock Plan or as otherwise set forth above, as of March 20, 2007, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (I) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold to any person other than the Company or its Subsidiaries, additional shares of capital stock or other equity or voting interests in, or any security convertible or exchangeable for any capital stock of or other equity or voting interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (II) obligating the Company or any such Subsidiary to issue, grant or enter into any option, warrant, right, security, unit, Contract or undertaking of the type set forth in the immediately preceding clause or (III) that give any person the right pursuant to which such person is or may be entitled to receive any voting interest with respect to matters on which holders of Company Common Stock may vote or any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its assets. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, other than pursuant to the Company Stock Plans. Section 3.01(c) of the Company Disclosure Letter sets forth a true and complete list of all Indebtedness for borrowed money of the Company and its Subsidiaries (other than any such Indebtedness owed to the Company or any of its Subsidiaries) outstanding on the date of this Agreement.

(d) Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (i) adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement (collectively, the “Recommendation”).

(e) No Conflict. The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Company Certificate of Incorporation, the Company Bylaws or the comparable organizational documents of any Significant Subsidiary or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any contract, lease, indenture, note, bond or other agreement that is in force and effect (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (2) any statute, law, ordinance, rule or regulation of any Governmental Entity (“Law”) or any judgment, order or decree of any Governmental Entity (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state, local or foreign government or political subdivision thereof, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable foreign or domestic competition, merger control, antitrust or similar Law, (II) the filing with the Securities and Exchange Commission (the “SEC”) of (x) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (y) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger by the department of state of the State of New York and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of the New York Stock Exchange, (V) the filings required in connection with the Contracts identified in Section 3.01(e) of the Company Disclosure Letter and (VI) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected (x) to have a Material Adverse Effect or (y) to prevent, materially impede or materially delay the Company from consummating the Merger.

(f) SEC Documents; Internal Controls and Procedures.

(i) The Company has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company since December 31, 2003 (as such documents have since the time of their filing been amended or supplemented, the “SEC Documents”). As of their respective dates of filing, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments consistent with past practice). Except for matters reflected or reserved against in the audited consolidated balance sheet of the Company as of December 31, 2006, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature, except liabilities and obligations that (A) were incurred since December 31, 2006, in the ordinary course of business consistent with past practice, (B) are incurred in connection with the transactions contemplated by this Agreement or (C) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)  The Company and its Subsidiaries have established and maintain controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s and its consolidated Subsidiaries’ disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it or they file under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such internal control was effective. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the board of directors of the Company, (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(g) Information Supplied. The information supplied by the Company relating to the Company and its Subsidiaries to be contained in the Proxy Statement will not, on the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement.

(h) Absence of Certain Changes or Events. Since December 31, 2006, except as otherwise required or contemplated by this Agreement, (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice, (ii) no event has occurred and no action has been taken that would be prohibited by the terms of Section 4.01 of this Agreement if such section had been in effect as of and at all times since December 31, 2006, except for such events or actions that would not reasonably have, individually or in the aggregate, a Material Adverse Effect and (iii) there has not been any change, effect, event, occurrence or state of facts which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(i) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or to prevent, materially impede or materially delay the Company from consummating the Merger. As of the date hereof, there is no Judgment outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or to prevent, materially impede or materially delay the Company from consummating the Merger. This Section 3.01(i) does not relate to environmental matters, which are the subject of Section 3.01(o).

(j) Material Contracts.

(i) The Company Benefit Plans, the Contracts filed as exhibits to the Filed SEC Documents and those agreements listed in Section 3.01(j) in the Company Disclosure Letter (such contracts, collectively, the “Company Material Contracts”), together constitute a complete and accurate list of each of the following Contracts (without duplication) of the Company or of any of its Subsidiaries, including without limitation oral contracts within the Knowledge of the Company, that are in effect or as to which any rights or obligations are outstanding:

(A)  all Contracts that constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to the Company;

(B) all Contracts that constitute a contract committing to or otherwise relating to Indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by an asset), in each case in excess of $5,000,000;

(C) all Contracts containing provisions that limit or purport to limit, in any material respect, the ability of the Company or any of its Subsidiaries or Affiliates, including, upon consummation of the Merger, the Surviving Corporation, or any of their respective employees to: (x) sell any products, commodities or services of or to any other Person, (y) engage in any line of business or (z) compete with or obtain products, commodities or services from any other Person or limit the ability of any Person to provide products, commodities or services to the Company or any of its Subsidiaries, in each case, in any geographic area or during any period of time;

(D) all Contracts that by their terms call for aggregate payments or consideration or other performance by the Company or any of its Subsidiaries of more than $5,000,000 over the remaining term of such Contract, except for any such Contract that may be canceled, pursuant to its terms or applicable Law, without any material penalty, acceleration or other liability to the Company or any of its Subsidiaries, upon notice of 180 days or fewer;

(E) all Contracts that concern the distribution by third parties of materials, supplies, goods, services or other commodities or equipment involving commitment for sales of more than $5,000,000 in the aggregate in any calendar year;

(F) all Contracts that contain any provision providing for an “earn-out,” contingent purchase price or similar contingent payment obligation on the part of any Company or Subsidiary, in each case in an amount in excess of $5,000,000;

(G)  all Contracts involving future payment obligations by any party in excess of $5,000,000 that would be terminable other than by the Company or its Subsidiaries or under which a payment obligation would arise or be accelerated (whether of severance pay or otherwise), in each case as a result of the consummation of the transactions contemplated by this Agreement (either alone or upon the passage of time or occurrence of any additional acts or events);

(H) all Contracts (including without limitation with respect to employment) between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, director or officer (or, to the Knowledge of the Company, any of their respective Affiliates), on the other hand, other than: (x) contracts between the Company and any of its Subsidiaries and (y) contracts among Subsidiaries of the Company;

(I) all Real Property Leases, and all leases of personal property providing for annual rentals of $2,500,000 or more or aggregate future payments of $5,000,000 or more that cannot be terminated on not more than 180 days’ notice without payment by any Company or Subsidiary of any penalty of more than $1,000,000;

(J) all licenses (inbound and outbound), sublicenses, development agreements, material transfer agreements and other agreements under which the Company or any of its Subsidiaries has granted or received the right to use any Intellectual Property (other than licenses for readily available commercial software), in each case that are material to the business of the Company and its Subsidiaries;

(K) all partnership, joint venture, profit sharing, agreement of alliance or cooperation or other similar agreements or arrangements or agreements providing for the formation of any such relationship or involving an equity investment by or in any other entity, in each case involving an investment by the Company of $5,000,000 or more;

(L) all Contracts that were entered into for the acquisition of the securities of any other Person or entity or that relate to the past or future disposition or acquisition of any assets, properties or the operating business of the Company, its Subsidiaries or any other Person or entity, in each case valued in excess of $5,000,000; and

(M) all other Contracts, whether or not made in the ordinary course of business, that are material to the Company and its Subsidiaries, taken as a whole, or the conduct of the business of the Company and its Subsidiaries, taken as a whole, or the absence of which would, in the aggregate, have a Material Adverse Effect.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) neither the Company nor any Subsidiary of the Company is in breach, default or violation of the terms of any Company Material Contract and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries; (B) the Company and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Company Material Contract; and (C) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiaries of the Company party thereto, is in full force and effect and is enforceable against the Company and its Subsidiaries and, to the Knowledge of the Company, the other parties thereto in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and except to the extent that any such Company Material Contract has previously expired in accordance with its terms.

(k) Compliance with Laws. Each of the Company and its Subsidiaries is in compliance with all Laws applicable to its business or operations, except for instances of possible noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, franchises, licenses, permits and consents of Governmental Entities (collectively, “Permits”) necessary for it to conduct its business as presently conducted, and all such Permits are in full force and effect, except for such Permits the absence of which, or the failure of which to be in full force and effect, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l) Employee Benefit Matters.

(i) Section 3.01(l)(i) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan. Each Company Benefit Plan has been administered in compliance with its terms and with applicable Law (including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code), excluding any instances of non-compliance that would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. The Company has made available to Parent true and complete copies of (A) each material Company Benefit Plan, (B) the most recent annual report on Form 5500 filed with the Employee Benefits Security Administration in the United States Department of Labor with respect to each Company Benefit Plan (if any such report was required by applicable Law) (with the second-most recent such report to be provided within 10 days of the date hereof), (C) the most recent summary plan description (and any summaries of material modifications) for each Company Benefit Plan for which a summary plan description is required by applicable Law and (D) the two most recent actuarial and/or financial reports with respect to each Company Benefit Plan, if any.

(ii) All Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code for federal income Tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Benefit Plans are so qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, and no such determination letter has been revoked, and to the Knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such plan or the related trust.

(iii) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and to the Knowledge of the Company, no circumstances exist that would reasonably be expected to result in liabilities to the Company or any of its Subsidiaries under any of such sections of the Code or ERISA.

(iv) None of the Company, any of its Subsidiaries or any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code participates in, or is required to contribute to, or has in the past five years contributed to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(v) The Company and its Subsidiaries have no undisclosed or unrecorded liability in an amount that would reasonably be expected to have a Material Adverse Effect for life, health, medical, dental or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries.

(vi) Except as expressly provided in Section 2.03, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. No amount paid or payable (whether in cash, in property or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(vii) As used in this Agreement, the term “Company Benefit Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dental or other employee benefit plan, policy, program, arrangement or agreement, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries.

(viii) Except as would not reasonably be expected to result in a Material Adverse Effect, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate.

(ix) No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company as of the date hereof, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company as of the date hereof, threatened against or involving the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, excluding any instances of non-compliance that would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

(m) Taxes.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(A) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate;

(B) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them;

(C) no material issues have been raised and are currently pending by any federal, state, local or foreign taxing authority in connection with any of such Tax Returns, and all deficiencies asserted or assessments made as a result of any examinations of any Tax Returns previously filed by the Company or any of its Subsidiaries have been fully paid, or are fully reflected as a liability in the financial statements included in the SEC Documents, or are being contested in good faith and an adequate reserve therefor has been established and is fully reflected as a liability in the financial statements included in the SEC Documents;

(D) no jurisdiction where the Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of the Company and its Subsidiaries is required to file a Tax Return in such jurisdiction;

(E) as of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes (except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP);

(F) neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code;

(G) neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangements that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person; and

(H) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(ii) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return or declaration of estimated Taxes.

(iii) It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than this Section 3.01(m) and Section 3.01(l).

(n) Intellectual Property.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) the Company and its Subsidiaries own or have the right to use all the Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted and (B) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or violate (“Infringe”) any copyrights, trademarks, service marks, tradenames, patents or other intellectual property rights of any third party as of the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no claim or demand has been given in writing to, or, to the Knowledge of the Company as of the date hereof, threatened against, the Company or any Subsidiary of the Company to the effect that the conduct of the business of the Company or such Subsidiary Infringes upon the Intellectual Property rights of any third party.

(ii) Section 3.01(n)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all registered Intellectual Property Rights and all Intellectual Property Rights that are the subject of a pending application for registration in any jurisdiction currently owned by the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole, as conducted on the date hereof (collectively, “Scheduled Intellectual Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) to the Knowledge of the Company, none of the Scheduled Intellectual Property has been adjudged prior to the date hereof to be invalid or unenforceable in whole or in part, (B) the Scheduled Intellectual Property is free and clear of any Liens, other than Permitted Liens, and is not subject to any outstanding Judgment, injunction, order, decree or agreement threatening the validity thereof or the ownership or use thereof by the Company or any of its Subsidiaries; (C) as of the date hereof, there are no actual or, to the Knowledge of the Company, threatened opposition proceedings, cancellation proceedings, interference proceedings or other similar action challenging the validity of or ownership by the Company or any of its Subsidiaries of any Scheduled Intellectual Property. To the Knowledge of the Company as of the date hereof, no Person has engaged in any activity that has Infringed in any material respect upon the Company’s rights in any (x) Scheduled Intellectual Property or (y) copyright or trade secrets owned by the Company or any Subsidiary that are material to the business of the Company and its Subsidiaries, taken as a whole, as conducted on the date hereof.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries use the Intellectual Property of third parties only pursuant to valid and effective license agreements.

(iv) Except for the Intermec licenses and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no restrictions on the direct or indirect transfer of any Intellectual Property owned by the Company or any Subsidiary or any license, or any interest therein, held by the Company or any Subsidiary in respect of any Intellectual Property and the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the Company’s or any Subsidiaries’ right to own or continue to use, as the case may be, any of the Intellectual Property.

(v) The Company and its Subsidiaries have taken commercially reasonable steps to protect the secrecy and confidentiality of trade secrets owned by the Company or any Subsidiary that are material to the business of the Company and its Subsidiaries, taken as a whole, as conducted on the date hereof. To the Knowledge of the Company, no current or former employee, officer, director, shareholder, consultant or independent contractor has notified the Company or any of its Subsidiaries of any right, claim or interest in or with respect to the Intellectual Property

(vi) As used in this Agreement, “Intellectual Property” means the following and all rights pertaining thereto: (A) patents, patent applications, provisional patent applications and statutory invention registrations (including all utility models and other patent rights under the laws of all countries), (B) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other source identifiers, registrations and applications for registration thereof, (C) copyrights, proprietary designs, Computer Software (as defined below), mask works, databases, and registrations and applications for registration thereof and (D) confidential and proprietary information, trade secrets, know-how, whether or not registered. For purposes of this Agreement, “Computer Software” means computer software and includes all source code, object code, executable or binary code.

(o) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law, (B) each of the Company and its Subsidiaries validly possesses and is in compliance with all Permits required under Environmental Laws to conduct its business as presently conducted, and all such Permits are valid and in good standing, (C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, including with respect to any of their respective current or former properties, (D) to the Knowledge of the Company, none of the Company or any of its Subsidiaries has Released, disposed of or transported in violation of any applicable Environmental Law any Hazardous Materials in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries or to give rise to any remedial obligation or corrective action requirement under applicable Environmental Laws, and (E) to the Knowledge of the Company, no material investigations, cleanups or other remediation activities are being conducted, or are being proposed to be conducted, at any current or former property of the Company or any of its Subsidiaries for the purpose of treating, abating, removing, containing or otherwise addressing Hazardous Materials. This Section 3.01(o) sets forth the sole and exclusive representations and warranties of the Company with respect to matters arising under any Environmental Laws or matters related to Environmental Claims, Hazardous Materials or Releases. As used in this Agreement, (i) the term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, settlements, judgments, proceedings or written notices of noncompliance by or from any person alleging liability arising out of the Release of Hazardous Materials or the failure to comply with the Environmental Laws; (ii) the term “Environmental Law” means any Law relating to pollution, the environment, natural resources or the protection of human health and safety from Hazardous Materials, including all Laws relating to the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of hazardous materials, substances or wastes; (iii) the term “Hazardous Materials” means (A) any substance listed, defined, designated, classified or regulated as hazardous, toxic, radioactive or dangerous under any Environmental Laws, including any substance to which exposure is regulated by any Governmental Entity or any Environmental Law as a toxic waste, pollutant, contaminant, hazardous substance or material, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, polychlorinated biphenyls or medical or infections waste and (B) any other material, substance or waste that is prohibited, limited or regulated by Environmental Law because of its hazardous, toxic or deleterious properties or characteristics; and (iv) the term “Release” means any release, spill, emission, deposit, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, or disposing or migrating into or through the environment in derogation of Environmental Law.

(p) Corrupt Practices. To the Knowledge of the Company, except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other comparable Laws), none of the Company, any of its Subsidiaries, or any of their respective directors, officers, agents, employees, consultants, or other representatives (in each case acting in their capacities as such) has, in the past 5 years, in connection with the operation of their respective businesses directly or indirectly (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any applicable Law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act and other U.S. customs laws, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Office of Foreign Assets Control Regulations, the U.S. Customs Regulations, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any governmental authority issued pursuant thereto.

(q) Voting Requirements. The affirmative vote of holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby. No other vote of the Company’s stockholders is necessary in connection with this Agreement, the Voting Agreement, other related agreements, or the consummation of any of the transactions contemplated herein or therein.

(r) State Takeover Statutes. The adoption by and approval of the Board of Directors of the Company of this Agreement, the Merger and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 912 of the NYBCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no other state takeover statute applies to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(s) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Goldman Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(t) Opinions of Financial Advisors. The Company has received the opinion of Goldman Sachs & Co., dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock.

SECTION 3.02. Representations and Warranties of Parent and Sub. Except as set forth in the Parent Disclosure Letter (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection), Parent and Sub jointly and severally represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or limited liability company power, as applicable, and authority to carry on its business as presently conducted. Each of the Parent and Sub is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent has made available to the Company prior to the execution of this Agreement a true and complete copy of the Restated Certificate of Incorporation of Parent and the Certificate of Incorporation of Sub and the Bylaws of Parent and Sub, in each case as in effect on the date of this Agreement.

(b) Authority. Each of Parent and Sub has all requisite corporate or limited liability company power, as applicable, and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, and no other corporate proceedings (including no shareholder action) on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) No Conflict. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the certificate of incorporation, bylaws or comparable organizational documents of Parent or Sub or (ii) subject to the filings and other matters referred to in the immediately following sentence, any Law or Judgment, in each case applicable to Parent or Sub or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the Closing. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement except for (I) the filing of a premerger notification and report form by Parent and Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable foreign or domestic competition, merger control, antitrust or similar Law, (II) the delivery of the Certificate of Merger to the department of state of the State of New York and (III) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the Closing.

(d) Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to prevent, materially impede or materially delay Parent and Sub from consummating the Merger. As of the date hereof, there is no Judgment outstanding against Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to prevent, materially impede or materially delay Parent and Sub from consummating the Merger.

(e) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f) Financing. The Parent Disclosure Letter sets forth a true, accurate and complete copy of an executed debt commitment letter and related term sheets (the “Debt Commitment Letter”) pursuant to which, and subject to the terms and conditions thereof, certain lenders have committed to provide Parent with loans in the amounts described therein, the proceeds of which will be used to consummate the Merger and the other transactions contemplated hereby (the “Debt Financing”). The Debt Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect that is materially adverse to the Company or would materially impede or materially delay the consummation of the Merger and neither Parent nor Sub is in breach of any of the terms or conditions set forth therein, and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein. The financing and other fees that are due and payable under the Debt Commitment Letter on or before the date hereof have been paid in full. The proceeds from such Debt Financing, together with the available cash and other existing and available credit facilities of Parent, constitute all of the financing required for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Sub’s obligations under this Agreement, including the payment of the Merger Consideration (and any fees and expenses of or payable by Parent, Sub or the Surviving Corporation). The Debt Commitment Letter contains all of the conditions precedent to the obligations of the lenders thereunder to make the Debt Financing available to Parent and/or Sub on the terms therein.

(g) Capitalization of Sub. The authorized capital stock of Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the capital stock of Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Liens other than Permitted Liens. Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Sub. Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement and any related agreement.

(h) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than JPMorgan Chase, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

(i) Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. Except as set forth in Section 3.02(i) of the Parent Company Disclosure Letter, there are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01. Conduct of Business. Except as set forth in Section 4.01 of the Company Disclosure Letter, as contemplated, required or permitted by this Agreement, as required by Law or any Governmental Entity of competent jurisdiction, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed after reasonable consultation between the Company and Parent), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and key employees and to preserve its relationships with significant customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it and to take no action which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement, from performing its covenants and agreements under this Agreement or from consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby. Without limiting the generality of the foregoing, except as set forth in Section 4.01 of the Company Disclosure Letter, contemplated, required or permitted by this Agreement, required by Law (including, as applicable, Section 409A of the Code) or any Governmental Entity of competent jurisdiction or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed after reasonable consultation between the Company and Parent), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any capital stock of the Company, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, and mandatory dividends or other distributions by Subsidiaries that are joint ventures that have income above statutory reserves;

(b) split, combine or reclassify any capital stock of the Company or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of any capital stock of the Company;

(c) purchase, redeem or otherwise acquire any shares of any capital stock of the Company or any rights, warrants or options to acquire any such shares, other than (i) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (iii) the acquisition by the Company of Company Stock Options and Company Restricted Stock in connection with the forfeiture of such awards and (iv) the acquisition of shares of Company Common Stock in order to satisfy obligations under the ESPP;

(d) issue, deliver, grant or sell any shares of any capital stock of the Company, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (i) upon the exercise of Company Stock Options or the vesting of Company Restricted Stock or Company Equity Awards outstanding on the date of this Agreement in accordance with their present terms or (ii) as required to comply with any Company Benefit Plan (as operated in the ordinary course) as in effect on the date of this Agreement or (iii) as required by any Contract (other than a Company Benefit Plan), plan or arrangement as in effect on the date hereof, a true, correct and complete copy of which has been provided to Parent prior to the date hereof;

(e) amend or waive or propose to amend or waive any provision of the Company Certificate of Incorporation or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company;

(f) merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $5,000,000 in the aggregate (provided that the Company shall consult with Parent with respect to any such merger, consolidation or purchase regardless of the consideration paid), other than any such action solely between or among the Company and its Subsidiaries;

(g) transfer, sell, lease or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than (i) sales or other dispositions of inventory and other assets in the ordinary course of business consistent with past practice, (ii) leases and subleases of real property and voluntary terminations or surrenders of real property leases, in each case, in the ordinary course of business consistent with past practice and (iii) dispositions of obsolete equipment or assets or dispositions of assets being replaced;

(h) pledge, mortgage, encumber or otherwise subject to a Lien (other than a Permitted Lien) any of its properties or assets (including capital stock of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

(i) (i) incur or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or guarantee any such indebtedness or any debt securities of another person (collectively, “Indebtedness”), other than Indebtedness incurred, assumed or otherwise entered into in the ordinary course of business consistent with past practice (including any borrowings under the existing revolving credit facilities of the Company or its Subsidiaries and any letters of credit); or (ii) authorize or make any loans, advances or capital contributions to, or investments in, any other person in excess of $5,000,000 in the aggregate for all such loans advances, contributions and investments, other than (x) to or in any of the Subsidiaries of the Company or (y) in the ordinary course of business consistent with past practice;

(j) authorize or make any capital expenditures, other than (i) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (ii) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (ii) not to exceed $53,000,000 in the aggregate for all such capital expenditures;

(k) waive, release, assign, settle or compromise any material claim, action, proceeding or litigation, in each case made or pending against the Company or any of its Subsidiaries, other than (i) the settlement of claims or litigation in the ordinary course of business consistent with past practice in an amount not to exceed, for any such settlement or series of related settlements, $500,000 and, for all such settlements, $5,000,000 in the aggregate and (ii) the settlement of claims or litigation where such settlement is expressly disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved;

(l) cancel any material Indebtedness or waive any material claims or rights, in each case other than in the ordinary course of business consistent with past practice;

(m)  (i) other than in the ordinary course of business in a manner that does not increase the Company’s costs or liabilities, enter into, adopt, amend (except for such amendments as may be required by Law or which are reasonably necessary to avoid adverse tax consequences to the Company, its Subsidiaries or their respective employees) or terminate any Company Benefit Plan, or any other employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, consultant or director of the Company or any of its Subsidiaries, (ii) other than base salary increases in the ordinary course of business consistent with past practice or as required by any Contract, plan or arrangement as in effect as of the date hereof (provided that a true, correct and complete copy of such Contract, plan or arrangement has been provided to Parent prior to the date hereof), increase the compensation or benefits payable to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or pay any amounts to any such individuals not otherwise due, (iii) other than as required by any Contract, plan or arrangement as in effect as of the date hereof (provided that a true, correct and complete copy of such Contract, plan or arrangement has been provided to Parent prior to the date hereof), grant or accelerate the vesting of any equity-based awards for the benefit of any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries, (iv) enter into any new collective bargaining agreement or similar agreement with respect to the Company or any of its Subsidiaries, or materially amend or renew any existing collective bargaining agreement or similar agreement with respect to the Company or any of its Subsidiaries, or (v) other than as required by any Contract, plan or arrangement as in effect as of the date hereof (provided that a true, correct and complete copy of such Contract, plan or arrangement has been provided to Parent prior to the date hereof), provide any funding for any rabbi trust or similar arrangement;

(n) make any change in accounting principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, other than as required (i) by any change in GAAP (or any interpretation thereof), including as may be required by the Financial Accounting Standards Board or any similar organization, or (ii) by any change in Law, including Regulation S-X under the Securities Act;

(o) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(p) enter into, renew, extend, materially amend or terminate any Company Material Contract or Contract which if entered into prior to the date hereof would be a Company Material Contract, in each case, other than any Contract relating to Indebtedness that would not be prohibited under clause (i) of this Section 4.01;

(q) enter into any “non-compete” or similar agreement that would by its terms materially restrict the businesses of the Surviving Corporation or its Subsidiaries following the Effective Time or that the Company has reason to believe would materially restrict the businesses of Parent or its Affiliates other than the Surviving Corporation and its Subsidiaries;

(r) take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Article VI of this Agreement not being satisfied; or

(s) authorize any of, or commit or agree to take any of, the foregoing actions.

SECTION 4.02. Advice of Changes. Each of the Company and Parent shall, as promptly as practicable, give written notice to the other party upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of condition precedent set forth in Section 6.01 (in the case of all parties hereto), Section 6.02 (in the case of the Company) or Section 6.03 (in the case of Parent).

SECTION 4.03. No Solicitation. b) Subject to Section 4.03(b)-(f), from the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company agrees that it shall not, nor shall it permit, authorize or cause any of its Subsidiaries or any of its or their respective officers, directors, employees, Affiliates, agents, or other representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (“Representatives”), to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with any person relating to, an actual or potential Alternative Proposal, (iii) adopt, approve, endorse or recommend, or propose publicly to adopt, approve, endorse or recommend, any Alternative Proposal, (iv) adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, or (v) resolve to propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any action of any Subsidiary of the Company or Representative of the Company that would be a violation of this Section 4.03 if taken by the Company shall be deemed to be a breach of this Section 4.03 by the Company.

(b) The Company shall, shall cause each of its Subsidiaries and Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than the parties hereto) with respect to an Alternative Proposal, in each case that exist as of the date hereof. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 4.03.

(c) Notwithstanding anything to the contrary in Section 4.03 at any time prior to receipt of the Stockholder Approval, in response to an unsolicited written Alternative Proposal which did not result from or arise in connection with a breach of Section 4.03(a) or (b) and which the Board of Directors of the Company determines, in good faith, after consultation with its outside counsel and financial advisors, (1) constitutes or would reasonably be expected to result in a Superior Proposal, and (2) that the failure to take action on such unsolicited Alternative Proposal would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Law, the Company and its Subsidiaries and their Representatives may (i) furnish non-public information with respect to the Company and its Subsidiaries to the person who has made such Alternative Proposal and its Representatives pursuant to a confidentiality agreement no less restrictive of the other party than the Confidentiality Agreement is of Parent, and (ii) participate in discussions or negotiations with such person and its Representatives regarding such Alternative Proposal; provided, however, that the Company shall simultaneously provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent.

(d) Except as set forth in Section 7.01(c)(ii), and excluding any confidentiality agreement permitted pursuant to Section 4.03(c), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Sub, the Recommendation, (ii) adopt or approve any letter of intent, agreement in principle, acquisition agreement or other agreement relating to any Alternative Proposal or (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Alternative Proposal. Notwithstanding the foregoing, if, prior to receipt of the Stockholder Approval, the Board of Directors of the Company or a committee thereof determines that an Alternative Proposal is a Superior Proposal and further determines in good faith, after consultation with outside counsel, that failure to withdraw or modify its Recommendation would be inconsistent with the Company’s Board of Directors’ exercise of its fiduciary duties, the Board of Directors of the Company or any committee thereof may withdraw or modify its Recommendation.

(e) The Company promptly (and in any event within 24 hours) shall advise Parent of (i) any Alternative Proposal or inquiry that would reasonably be expected to lead to any Alternative Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than such indications, inquiries or requests for information not reasonably expected to be related to an Alternative Proposal, or (iii) any inquiry or request for discussion or negotiation regarding an Alternative Proposal, in each case that is received by the Company or any of its Subsidiaries or Representatives, including in each case the identity of the person making any such Alternative Proposal or indication, inquiry or request and the material terms of any such Alternative Proposal or request or inquiry (including copies of any document or correspondence evidencing such Alternative Proposal or indication, inquiry or request). The Company shall keep Parent reasonably informed on a current basis (and in any event within 24 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status (including the material terms and conditions thereof and any material change to the terms thereto) of any such Alternative Proposal or indication or inquiry, including furnishing copies of any written revised proposals. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent if it determines to begin providing information or to engage in discussions or negotiations concerning an Alternative Proposal. The Company shall as promptly as practicable notify Parent in writing if its Board of Directors determines that any Alternative Proposal is a Superior Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent.

(f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of such Board of Directors, after consultation and the receipt of advice from its outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided, however, that any such disclosure that addresses or relates to the Recommendation or an Alternative Proposal shall be deemed to be a modification, amendment or withdrawal of the Recommendation for the purposes of Section 4.03(d) unless the Board of Directors of the Company in connection with such communication publicly reaffirms the Recommendation.

(g) As used in this Agreement, “Alternative Proposal” shall mean any inquiry, proposal or offer from any person or group (other than Parent and its Affiliates) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the Board of Directors of the Company) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (B) 20% or more of outstanding shares of the Company Common Stock, (ii) any tender offer or exchange offer that, if consummated, would result in such person or group owning, directly or indirectly, 20% or more of outstanding shares of the Company Common Stock or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which such person or group (or the shareholders of such person or members of such group) would own, directly or indirectly, 20% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.

(h) As used in this Agreement, “Superior Proposal” shall mean any written Alternative Proposal on terms which the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable to the holders of Company Common Stock than the Merger, taking into account (i) all the terms and conditions of such Alternative Proposal and this Agreement (including any proposal or offer by Parent to amend the terms of this Agreement during the 3 Business Day period referred to herein), and (ii) all financial, regulatory, legal and other aspects of such proposal; provided that the Board of Directors of the Company shall not so determine that any such proposal is a Superior Proposal prior to the time that is 3 Business Days after the date on which the Company has disclosed all material terms of such proposal to Parent in accordance with Section 4.03(e); provided, further, that any material amendment of the terms of such proposal (including, without limitation, price) must be disclosed to Parent in accordance with Section 4.03(e) and shall commence anew the 3 Business Day period, and provided further for purposes of the definition of “Superior Proposal”, the references to “20% or more” in the definition of Alternative Proposal shall be deemed to be references to “more than 50%.”

SECTION 4.04. Conduct of Business of Parent and Sub. Except as set forth in Section 4.04 of the Parent Disclosure Letter, as contemplated, required or permitted by this Agreement, as required by Law or any Governmental Entity of competent jurisdiction, or as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time:

(a)  Parent shall cause Sub to (i) perform its obligations under this Agreement and (ii) not engage directly or indirectly in any business or activities of any type or kind and not to enter into any Contracts or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is inconsistent with this Agreement; and

(b) Parent shall not, and shall cause each of its Subsidiaries not to, take any action which is intended to or which would reasonably be expected to materially adversely affect the ability of any of the parties hereto from obtaining any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement, from performing its covenants and agreements under this Agreement or from consummating the transactions contemplated hereby or otherwise prohibit consummation of the Merger or other transactions contemplated hereby.

SECTION 4.05. Control of Other Party’s Business. Nothing contained in this Agreement shall be deemed to give Parent or Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE V

Additional Agreements

SECTION 5.01. Preparation of the Proxy Statement; Stockholders’ Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments referred to below. The Company shall as promptly as practicable notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all material correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable following the date of this Agreement. If at any time prior to the Stockholders’ Meeting there shall occur or be discovered any event or any information relating to the Company, Parent, Sub or any of their respective Affiliates, officers or directors that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly prepare and file with the SEC and, to the extent required by Law, mail to the Company’s stockholders an appropriate amendment or supplement describing such event or information. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response.

(b) The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Stockholder Approval. Subject to the ability of the Board of Directors of the Company to modify or withdraw its Recommendation pursuant to Section 4.03(d), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement.

SECTION 5.02. Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent’s Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records and to those employees of the Company to whom Parent reasonably requests access, and, during such period, the Company shall furnish to Parent all information concerning its and its Subsidiaries’ business as Parent may reasonably request. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to (i) provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries, contravene any Law or any Contract to which the Company or any of its Subsidiaries is a party or unduly interfere with the conduct of the business of the Company and its Subsidiaries in the ordinary course or (ii) provide access to any properties of the Company or its Subsidiaries for the purpose of environmental sampling or testing. Except for disclosures expressly permitted by the terms of the confidentiality letter agreement dated as of January 18, 2007, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its Representatives to hold, all information received from the Company or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

SECTION 5.03. Efforts. (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the Company and Parent agree not to extend any waiting period under the HSR Act or any other applicable foreign or domestic competition, merger control, antitrust or similar Law or enter into any agreement with any Governmental Entity not to consummate the Merger or the other transactions contemplated by this Agreement, except with the prior written consent of the other party.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than 10 Business Days after the date hereof, file any and all required Notification and Report Forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable, (ii) promptly file any and all required notifications or applications under any other applicable foreign or domestic competition, merger control, antitrust or similar Law with respect to the Merger and the other transactions contemplated by this Agreement, and use reasonable best efforts to receive required approvals or clearances and cause the expiration or termination of any applicable waiting period under such applicable foreign or domestic competition, merger control, antitrust or similar Law as promptly as practicable, (iii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely obtain all such consents, permits, authorizations or approvals, (iv) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Regulatory Law (as hereinafter defined) or by such Governmental Entity, and (v) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the transactions contemplated hereby, and to avoid or eliminate any impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of action of Parent, its Subsidiaries (including the Surviving Corporation’s) or Affiliates with respect to, or Parent’s or its Affiliates’ ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets; in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Outside Date; provided, however, and notwithstanding anything else contained herein, the provisions of this Section 5.03 shall not be construed to require Parent or any of its Subsidiaries (or permit the Company or any of the Company’s Subsidiaries) to undertake or commit to undertake any efforts or to take any action or commit to take any action if such efforts or action would, or would reasonably be expected to, result in a Substantial Detriment. “Substantial Detriment” shall mean changes or effects which, individually or in the aggregate, would result in, or would be reasonably likely to result in, a Material Adverse Effect, at or after the Effective Time, provided that any requirement to divest or hold separate, or limit the operation of, any division, Subsidiary, interest, business, product line, asset or property relating to the operations conducted by Parent and its Subsidiaries prior to the Effective Time shall be deemed to result in a Substantial Detriment if such action with respect to a comparable amount of assets or businesses of the Company and its Subsidiaries would be reasonably likely, in the aggregate, to have a Material Adverse Effect, at or after the Effective Time.

(c) Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.03, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.03 shall limit a party’s right to terminate this Agreement pursuant to Section 7.01(b)(ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.03.

(e) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

SECTION 5.04. Benefit Plans. c) For a period of one year following the Effective Time, Parent shall provide (i) base salary to each individual who is an employee of the Company and its Subsidiaries immediately prior to the Effective Time (collectively, the “Company Employees”) that is no less favorable than the base salary of each such Company Employee immediately prior to the Effective Date and (ii) employee benefits (including without limitation annual bonus opportunities, incentive opportunities and long-term equity incentive opportunities) to the Company Employees that are no less favorable in the aggregate to the benefits provided to the Company Employees immediately prior to the Effective Time, it being understood and agreed that, in the event the Closing Date occurs prior to the payment date of annual bonuses for the period ending December 31, 2007 (the “2007 Bonus Year”), Company Employees who participate immediately prior to the Closing Date in an annual bonus plan of the Company or its Subsidiaries shall receive a bonus for the 2007 Bonus Year in an amount no less than they would have received if the transactions contemplated by this Agreement had not occurred, applying the objective formulae based on a good faith estimate of the expected performance of the Company and/or the employee as if the transactions contemplated by this Agreement had not occurred and exercising any discretionary authority thereunder in the ordinary course of business consistent with past practice.

(b) With respect to any “employee benefit plan,” as such term defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained by Parent or any of its Subsidiaries (including any vacation, paid time-off and severance plans) with respect to which any Company Employee may become a participant, for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Parent or its applicable Subsidiary; provided, however, that such service need not be recognized for purposes of benefit accrual under final average pay defined benefit plans or as would otherwise result in a duplication of benefits.

(c) Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA (whether or not subject to ERISA), maintained by Parent or any of its Affiliates in which Company Employees (and their eligible dependents and eligible domestic partners) participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents and eligible domestic partners) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they participate from and after the Effective Time.

(d) The parties agree that consummation of the transactions contemplated by this Agreement shall constitute a “Change in Control” (or other similar concept) under any Company Benefit Plan or other compensatory plan, program or arrangement to which the Company or any of its Subsidiaries is a party with respect to which such concept (or similar concept) is relevant, including the Change in Control Employment Agreements to which the Company is a party; provided that if a true, correct and complete copy of any such agreement, plan, program or arrangement has not been provided to Parent prior to the date hereof, this Section 5.04(d) shall not apply to such agreement, plan, program or arrangement.

(e) Without limiting the generality of Section 8.07, no provision of this Section 5.04 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any of its Subsidiaries in any respect, and no provision of this Section 5.04 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or any employee program or any plan or arrangement of the Parent or any of its Subsidiaries. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of the Parent or any of its Subsidiaries or to terminate the employment of any Company Employee.

SECTION 5.05. Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, trustee, employee, agent or fiduciary (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification or employment agreement or other Contract between such Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof or, with respect to any indemnification agreement entered into after the date hereof, to the extent the terms thereof are no more favorable in any material respect to the Indemnified Party that is the beneficiary thereof than the terms of any indemnification agreement existing on the date hereof and a true, correct and complete copy of which has been previously disclosed to Parent) shall be assumed by the Surviving Corporation at the Effective Time, survive the Merger and continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years following the Effective Date in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(b) Without limiting Section 5.05(a) or any rights of any Indemnified Party pursuant to the Company Certificate of Incorporation, the Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification or employment agreement or other Contract, from and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any Subsidiary of the Company (or any of their respective predecessors), is or is threatened to be made a party in his or her capacity as a director or officer of the Company or a Subsidiary of the Company (or any of their respective predecessors), Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted by Law, each such director or officer against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each such director or officer to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim arising out of or pertaining to (i) the fact that the Indemnified Party is or was a director (including in a capacity as a member of any board committee) or officer of the Company, any of its Subsidiaries or any of their respective predecessors, or a fiduciary with respect to any employee benefit plan maintained by any of the foregoing, prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before, at or after the Effective Time. Parent’s obligations under this Section 5.05(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(c) For a period of six years from and after the Effective Time, the Surviving Corporation shall maintain or cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained on the date hereof by the Company and its Subsidiaries (the “Current Policies”); provided, however, that the Surviving Corporation may, and in the event of the cancellation or termination of such policies shall, substitute therefor policies with reputable and financially sound carriers providing at least the same coverage and amount and containing terms and conditions that are no less favorable to the covered persons in respect of claims or events that existed or occurred at or prior to the Effective Time under the Current Policies; provided, further, however, that in satisfying its obligation under this Section 5.05(c) the Surviving Corporation shall not be obligated to pay for coverage for any 12-month period aggregate premiums for insurance in excess of 300% of the amount paid annually by the Company for such coverage as of the Effective Time (the “Maximum Annual Amount”), it being understood and agreed that the Surviving Corporation shall nevertheless be obligated to provide the maximum amount of coverage obtainable by payment of annual premiums equal to the Maximum Annual Amount. In lieu of the foregoing insurance coverage, Parent may direct the Company to purchase, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance coverage no less favorable than the coverage described in the preceding sentence; provided that the Company shall not be required to pay any amounts in respect of such coverage prior to the Closing.

(d) In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees shall succeed to, and expressly assume the obligations set forth in this Section 5.05.

(e) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.05 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation’s obligations pursuant to this Section 5.05.

(f) The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Notwithstanding anything herein to the contrary, if any Claim (whether arising before or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.05 shall continue in effect until the final disposition of such Claim.

SECTION 5.06. Fees and Expenses. Except as provided in Section 7.02, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 5.07. Public Announcements. Each of Parent and the Company shall consult with the other before issuing, and give the other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 4.03(f). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 5.08. Financing. Parent and Merger Sub shall use their respective best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using their reasonable best efforts (a) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter, (b) to satisfy all conditions applicable to Parent in such definitive agreements, (c) to comply with its obligations under the Debt Commitment Letter, and (d) to enforce its rights under the Debt Commitment Letter. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing. In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Debt Financing unlikely to occur in the manner or from the sources contemplated in the Debt Commitment Letter, Parent shall immediately notify the Company and Parent and Merger Sub shall use their respective best efforts to arrange any such portion from alternative sources. The Company agrees to provide, and will use reasonable best efforts to cause its Subsidiaries and Representatives (including legal and accounting) to provide such cooperation reasonably requested by Parent and Merger Sub in connection with the Debt Financing or any alternative financing, provided that Parent shall, at the request of the Company, reimburse the Company for any reasonable out-of-pocket expenses incurred in providing such cooperation.

ARTICLE VI

Conditions Precedent

SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Antitrust and Competition Approval. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) any other approvals required to be obtained prior to the Closing under any other antitrust, competition, or similar laws of any foreign jurisdiction shall have been obtained.

(c) No Injunctions or Restraints. No Law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity (collectively, “Restraints”) shall be in effect, having the effect of making the Merger illegal or otherwise enjoining or prohibiting the consummation of the Merger.

SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have, in all material respects, performed or complied with all material obligations required to be performed or complied with by it under this Agreement, including all provisions under Section 4.03, at or prior to the time of the Closing.

(c) Certificate of Compliance. The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.02(a) and (b) have been satisfied.

SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the Closing.

(b) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have, in all material respects, performed or complied with all material obligations required to be performed or complied with by it under this Agreement at or prior to the time of the Closing.

(c) Certificate of Compliance. Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.03(a) and (b) have been satisfied.

SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before the date 6 months following the date hereof (the “Outside Date”); provided, that if by the Outside Date Parent and the Company have not received all governmental regulatory approvals required to consummate the transactions contemplated hereby, the Outside Date may be extended by either party, without the consent of the other party, by 3 months; provided, further, that if such approvals have not been received by such date, the Outside Date may be further extended by either party, without the consent of the other party, by another 3 months; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party (or in the case of Parent, Sub) to perform any of its obligations under this Agreement, the failure to act in good faith or the failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03, has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used the efforts required by Section 5.03 to prevent the entry of and to remove such Restraint; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by the Company, if:

(i) Parent or Sub shall have breached any of their representations or warranties or failed to perform any of their covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01, 6.03(a) or 6.03(b) and (B) is incapable of being cured prior to the Outside Date or, if capable of being cured, is not cured within 30 days after written notice thereof is given by the Company to Parent; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) prior to the receipt of the Stockholder Approval, (A) the Board of Directors of the Company has received an Alternative Proposal which it has determined to be a Superior Proposal in accordance with Section 4.03(h), (B) the Company is in compliance, in all material respects, with Section 4.03, (C) the Company has previously paid, or contemporaneously with such termination pays, the amount due under Section 7.02 and (D) the Board of Directors of the Company has adopted and authorized the Company to enter into a definitive agreement providing for the implementation of such Superior Proposal; or

(d) by Parent, if:

(i) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01, 6.02(a) or 6.02(b) and (B) is incapable of being cured prior to the Outside Date or if capable of being cured, is not cured within 30 days after written notice thereof is given by Parent to the Company; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if Parent or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) the Board of Directors of the Company (A) withdraws, modifies or qualifies in a manner adverse to Parent or Sub, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Sub, its Recommendation, (B) fails to recommend to the Company’s stockholders that they give the Stockholder Approval or (C) adopts, approves, endorses or recommends, or publicly proposes to adopt, approve, endorse or recommend, any Alternative Proposal.

SECTION 7.02. Termination Fees.

(a) In the event that:

(i) (A) an Alternative Proposal, whether or not conditional, shall have been made directly to the Company’s stockholders generally or any person shall have publicly announced an intention to make an Alternative Proposal, (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by (x) Parent pursuant to Section 7.01(b)(i) or Section 7.01(d)(i) or (y) by either the Company or Parent pursuant to Section 7.01(b)(iii), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Alternative Proposal, or such a transaction is consummated (whether or not such Alternative Proposal was the same Alternative Proposal referred to in the foregoing clause (A)), in any such case within 12 months of the date this Agreement is terminated; or

(ii) this Agreement is terminated by the Company pursuant to Section 7.01(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.01(d)(ii);

then in any such event under clause (i), (ii) or (iii) of this Section 7.02(a), the Company shall pay to Parent a termination fee of $40,000,000 in cash (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b) With respect to any payment required to be made pursuant to Section 7.02(a)(i), the Company shall pay $5,000,000 of the Termination Fee concurrently with the termination of this Agreement, and shall pay the remainder of the Termination Fee upon the occurrence of the events in Section 7.02(a)(i)(C). With respect to any payment to be made pursuant to Section 7.02(a)(ii) or Section 7.02(a)(iii), the Company shall pay the Termination Fee concurrently with the termination of this Agreement.

(c) In any event under Section 7.02(a), the Company shall pay, in addition to the Termination Fee or any part thereof, to an account or accounts designated by Parent, as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor (which may be delivered at any time on or after the date two Business Days before the termination of this Agreement) all of Parent’s and Sub’s actual and reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent, Sub and their Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”), which amount shall not be greater than $5,000,000.

(d) In the event that (A) either party shall terminate this Agreement pursuant to Section 7.01(b)(i) or 7.01(b)(ii) (with respect to Restraints related to any Regulatory Law), (B) as of the date of such termination any approval under any Regulatory Law required to be obtained prior to the Closing shall not have been obtained or any waiting period under any Regulatory Law required to be expired or terminated prior to the Closing shall not have expired or been terminated, (C) immediately prior to such termination, the conditions set forth in Sections 6.01(a), 6.01(c) (other than a failure of such condition with respect to Restraints related to any Regulatory Law), 6.02(a) and 6.02(b) shall have been satisfied, then Parent shall pay to the Company, no later than two Business Days following such termination, a termination fee of $50,000,000 in cash (the “Regulatory Termination Fee”), it being understood that in no event shall the Company be required to pay the Regulatory Termination Fee on more than one occasion.

(e) In the event that the Company shall fail to pay the Termination Fee or Parent Expenses or Parent shall fail to pay the Regulatory Termination Fee, in each case as required pursuant to this Section 7.02 when due, such amounts shall accrue interest for the period commencing on the date such amounts became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase from time to time during such period, as such bank’s prime lending rate plus 1.50%. In addition, if the Company or Parent shall fail to pay such amounts when due, then such party shall also pay to the other party all of the other party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee.

(f) Each of the parties hereto acknowledges that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(g) Any payments made pursuant to this Section 7.02 shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of applicable Tax Law.

SECTION 7.03. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company or any of their respective officers or directors, other than the provisions of the last sentence of Section 5.02, Section 5.06, Section 7.02, this Section 7.03 and Article VIII, which provisions shall survive such termination; provided, however that nothing herein shall relieve the Company, Parent or Sub from liability for any fraud, intentional misrepresentation or willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

SECTION 7.04. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such Stockholder Approval has been obtained, there shall be made no amendment or waiver that by Law requires further adoption or approval by the stockholders of the Company without such adoption or approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.05. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.04 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 7.06. Procedure for Termination or Amendment. A party terminating this Agreement pursuant to Section 7.01 shall give written notice of such termination to the other parties hereto. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.04 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors.

ARTICLE VIII

General Provisions

SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

AVERY DENNISON CORPORATION
150 North Orange Grove Boulevard
Pasadena, California 91103
Fax No.: (626) 792-2192
Attention: General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Fax No.: (212) 403-2000
Attention: Andrew R. Brownstein, Esq.

if to the Company, to:

PAXAR CORPORATION
105 Corporate Park Drive
White Plains, New York 10604
Fax No.: (914) 696-4128
Attention: General Counsel

with a copy to:

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022
Fax No.: (212) 446-4900
Attention:  Stephen Fraidin, Esq.
Jeffrey Symons, Esq.

SECTION 8.03. Definitions. For purposes of this Agreement:

(a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) “Business Day” means any day on which banks are not required or authorized to be closed in the City of New York;

(c) “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to Parent and Sub;

(d) “Knowledge” means (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of any of the persons set forth in Section 8.03(d) of the Company Disclosure Letter and (ii) with respect to Parent or Sub, the actual knowledge, after reasonable inquiry, of any of the officers of Parent or Sub;

(e) “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts relating to or resulting from (i) general economic or geopolitical conditions or the securities, credit or financial markets in general, (ii) changes affecting the retail or apparel industries generally (iii) changes in Law or applicable accounting regulations or principles or interpretations thereof, (iv) any outbreak or escalation of hostilities or war or any act of terrorism, (v) any weather-related or other force majeure event, (vi) the announcement or the existence of, or compliance with, this Agreement or the announcement of the Merger or any of the other transactions contemplated by this Agreement, (vii) changes in the market price or trading volume of the Company Common Stock; provided that with respect to clauses (i) through (v), such change, effect, event, occurrence of state of facts shall not have a materially disproportionate impact on the Company, its Subsidiaries or the properties and/or facilities of the Company and its Subsidiaries;

(f) “Parent Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Parent and Sub to the Company;

(g) “Person” or “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(h) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person; and

SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

SECTION 8.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, email or otherwise) to the other parties.

SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement, provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement, and (b) except as set forth in Section 5.05, are not intended to and shall not confer upon any person other than the parties any legal or equitable rights or remedies.

SECTION 8.08. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 8.10. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of New York or any federal court sitting in the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) irrevocably and unconditionally consents to submit itself and its property to the exclusive jurisdiction and venue of the Supreme Court of the State of New York (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court of the United States of America sitting in the Southern District of New York) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the aforementioned courts (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the aforementioned courts; and (d) to the fullest extent permitted by law, (i) waives the defense of an inconvenient forum to the maintenance of such action or proceeding in the aforementioned courts, (ii) agrees not to assert any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) agrees not to assert any claim that this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.02.

SECTION 8.11. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

SECTION 8.12. Severability. If any term or other provision of this Agreement becomes or is declared by a court of competent jurisdiction to be void, invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. The parties further agree that any such illegal, void, invalid or unenforceable provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and that the parties shall replace such provisions of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such provision.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

AVERY DENNISON CORPORATION

by /s/ Dean A. Scarborough
Name: Dean A. Scarborough
Title: President and Chief Executive Officer

ALPHA ACQUISITION CORP.

by /s/ Dean A. Scarborough
Name: Dean A. Scarborough
Title: Authorized Signatory

PAXAR CORPORATION

by /s/ Rob van der Merwe
Name: Rob van der Merwe
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I

Index of Defined Terms

2007 Bonus Year	Section 5.04(a)
Affiliate	Section 8.03(a)
Agreement	Preamble
Alternative Proposal	Section 4.03(g)
Average Parent Stock Price	Section 2.03(a)
Business Day	Section 8.03(b)
Cause	Section 2.03(e)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Claim	Section 5.05(b)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Company	Preamble
Company Benefit Plan	Section 3.01(l)(vii)
Company Bylaws	Section 3.01(a)
Company Certificate of Incorporation	Section3.01(a)
Company Common Stock	Recitals
Company Disclosure Letter	Section 8.03(c)
Company Employees	Section 5.04
Company Equity Award	Section 2.03(c)
Company Material Contracts	Section 3.01(j)(i)
Company Preferred Stock	Section 3.01(c)
Company Restricted Stock	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Computer Software	Section 3.01(n)
Confidentiality Agreement	Section 5.02
Contract	Section 3.01(e)
Current Policies	Section 5.05(c)
Debt Commitment Letter	Section 3.02(f)
Debt Financing	Section 3.02(f)
Effective Time	Section 1.03
Environmental Claims	Section 3.01(o)
Environmental Law	Section 3.01(o)
ERISA	Section 3.01(l)(i)
ESPP	Section 2.03(d)
Exchange Act	Section 3.01(e)
Exchange Fund	Section 2.02
Filed SEC Documents	Section 3.01
GAAP	Section 3.01(f)(i)

Governmental Entity	Section 3.01(e)
Hazardous Materials	Section 3.01(o)
HSR Act	Section 3.01(e)
Indebtedness	Section 4.01(i)
Indemnified Party	Section 5.05
Infringe	Section 3.01(n)(i)
Intellectual Property	Section 3.01(n)
Judgment	Section 3.01(e)
Knowledge	Section 8.03(d)
Law	Section 3.01(e)
Liens	Section 3.01(b)
Material Adverse Effect	Section 8.03(e)
Maximum Annual Amount	Section 5.05(c)
Merger	Recitals
Merger Consideration	Section 2.01(c)
NYBCL	Section 1.01
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent Common Shares	Section 2.03(a)
Parent Disclosure Letter	Section 8.03(f)
Parent Expenses	Section 7.02(c)
Parent Stock Option	Section 2.03(a)
Paying Agent	Section 2.02
Permits	Section 3.01(k)
Permitted Liens	Section 3.01(b)
Person or person	Section 8.03(g)
Proxy Statement	Section 3.01(e)
Recommendation	Section 3.01(d)
Regulatory Law	Section 5.03(e)
Regulatory Termination Fee	Section 7.02(d)
Release	Section 3.01(o)
Representatives	Section 4.03
Restraints	Section 6.01(c)
Sarbanes-Oxley Act	Section 3.01(f)(ii)
Scheduled Intellectual Property	Section 3.01(n)(ii)
SEC	Section 3.01(e)
SEC Documents	Section 3.01(f)(i)
Securities Act	Section 3.01(f)(i)
Significant Subsidiaries	Section 3.01(b)
Stockholder Approval	Section 3.01(q)
Stockholders’ Meeting	Section 5.01(b)
Sub	Preamble
Subsidiary	Section 8.03(h)
Substantial Detriment	Section 5.03(b)
Superior Proposal	Section 4.03(h)
Surviving Corporation	Section 1.01

Tax or Taxes	Section 3.01(m)
Tax Return	Section 3.01(m)
Termination Fee	Section 7.02(a)
Voting Agreement	Recitals
Voting Company Debt	Section 3.01(c)

ANNEX II

Form of Voting and Support Agreement

VOTING AND SUPPORT AGREEMENT, dated as of March 22, 2007, (this “Agreement”), by and between Avery Dennison Corporation, a Delaware corporation (“Parent”), on the one hand, and Arthur Hershaft (the “Shareholder”), on the other hand. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, Parent, Alpha Acquisition Corp., a Delaware corporation, a direct wholly-owned Subsidiary of Parent (“Sub”) and Paxar Corporation, a New York corporation (the “Company”) are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), pursuant to which Sub will merge with and into the Company (the “Merger”); and

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner of 1,850,000 shares of Company Common Stock (the “Existing Shares”), of which 450,000 shares will cease to be within the Shareholder’s voting control as of May 1, 2007 (the “Sold Shares”), and options to purchase 551,593 shares of Company Common Stock (the “Existing Options”), and together with the Existing Shares, the “Existing Securities”), of which none are unvested; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

1.1 Agreement to Vote. The Shareholder agrees that, from and after the date hereof and until this Agreement is terminated pursuant to Section 4.1, at the Stockholders’ Meeting or any other meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, relating to any proposed action by the stockholders of the Company with respect to the matters set forth in Section 1.1(b) below, the Shareholder shall:

(a) appear at each such meeting or otherwise cause the Existing Securities and any shares of Company Common Stock, options to purchase shares of Company Common Stock or other security or voting capital stock of Company acquired by the Shareholder after the date hereof (the “Shares”) owned beneficially or of record by the Shareholder to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares owned by the Shareholder, and any other voting securities of the Company (whenever acquired), that are owned beneficially or of record by the Shareholder or as to which he has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption of the Merger Agreement and any other action of the Company’s stockholders requested in furtherance thereof and (ii) against any action or agreement submitted for adoption of the stockholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Shareholder contained in this Agreement; and (iii) against any action, agreement or transaction submitted for adoption to the stockholders of the Company that the Shareholder would reasonably expect is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay or materially and adversely affect the Merger or this Agreement.

1.2 Proxy. As security for the Shareholder’s obligations under Section 1.1, the Shareholder hereby irrevocably constitutes and appoints the Parent as his attorney in fact and proxy in accordance with the Business Corporations Law of New York (“NYBCL”), with full power of substitution and resubstitution, to cause the Shares owned beneficially and of record by the Shareholder as indicated in Section 1.1 above to be counted as present at any meeting of Shareholders and to vote such Shares thereat (which proxy shall be limited to the matters set forth in Section 1.1). THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Shareholder agrees to take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Such proxy will expire automatically and without further action by the parties upon termination of this Agreement.

1.3 No Obligation as Director. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by the Shareholder in his capacity as a director of the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

(a) Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b) Ownership. As of the date hereof, the number of shares of the Company Common Stock and the number of options to purchase shares of the Company Common Stock beneficially owned by the Shareholder is noted in the Recitals to this Agreement. The Existing Securities are, and any additional Shares acquired by the Shareholder after the date hereof and prior to the Effective Time will be, owned beneficially by the Shareholder. As of the date hereof, the Existing Shares are the only shares of Company Common Stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Shareholder. Subject to Section 3.1, the Shareholder has and will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Securities other than the Sold Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Shareholder has good title to the Existing Securities (other than the Sold Shares), free and clear of any Liens and the Shareholder will have good title to such Existing Securities (other than the Sold Shares) and any additional Shares acquired by the Shareholder after the date hereof and prior to the Effective Time, free and clear of any Liens. The Shareholder further represents that any proxies heretofore given in respect of the Shares owned beneficially and of record by such Shareholder, if any, are revocable, and hereby revokes such proxies.

(c) No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his obligations under this Agreement will not, (i) to his knowledge, conflict with or violate any law, ordinance or regulation of any Governmental Entity or any Regulatory Law applicable to the Shareholder or by which any of his assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of his assets or properties is bound, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE III

OTHER COVENANTS

3.1 Further Agreements of the Shareholder. (a) The Shareholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Securities (other than the Sold Shares), any additional Shares acquired beneficially or of record by the Shareholder after the date hereof, or any interest therein, provided that notwithstanding the foregoing, the Shareholder may pledge up to 250,000 shares of Company Common Stock as collateral for any indebtedness of the Shareholder after making reasonable efforts to preserve the Shareholder’s voting control over such shares through the Effective Time, provided, further, that the Shareholder may Transfer any Shares to (i) one or more corporations or other entities that is directly or indirectly wholly owned by the Shareholder or (ii) one or more trusts for the benefit of family members of the Shareholder or similar vehicles, in each case, so long as the Shareholder retains direct or indirect sole voting control over such Transferred Shares.

(b) In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

(c) The Shareholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of (i) the number of any additional Shares acquired by the Shareholder, if any, after the date hereof and (ii) with respect to the subject matter contemplated by Section 3.1(d), any such inquiries or proposals which are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, the Shareholder.

(d) The Shareholder agrees, while this Agreement is in effect, not to, nor to permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Shareholder to, directly or indirectly, engage in any activity which would be prohibited pursuant to Section 4.03(a) or (b) of the Merger Agreement if engaged in by the Company. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of the Shareholder shall be deemed to be a violation of this Section 3.1(d) by the Shareholder.

(e) The Shareholder agrees, while this Agreement is in effect, not to (i) take, agree or commit to take any action that would make any representation and warranty of the Shareholder, as applicable, contained in this Agreement inaccurate in any respect as of any time during the term of this Agreement or (ii) agree or commit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time. The Shareholder further agrees that he shall fully cooperate with Parent, as and to the extent reasonably requested by Parent, to effect the transactions contemplated hereby including the Merger.

ARTICLE IV

MISCELLANEOUS

4.1 Termination. This Agreement shall terminate upon the earlier to occur of (a) the receipt of Stockholder Approval for the Merger and (b) the termination of the Merger Agreement pursuant to its terms. In the event of such termination, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party; provided, however that nothing herein shall relieve any party from liability for any fraud, intentional misrepresentation or willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

4.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

4.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise provided herein.

4.4 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent to:

Avery Dennison Corporation
150 North Orange Grove Boulevard
Pasadena, California 91103
Attention: General Counsel
Facsimile: (626) 792-2192

with an additional copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Andrew R. Brownstein, Esq.
Facsimile: 212-403-2000

(b) if to the Shareholder:

Arthur Hershaft
625 Park Avenue
New York, New York 10021

4.5 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Whenever “knowledge” is used in this Agreement, it shall be deemed to mean the actual knowledge, after reasonable inquiry, of the Shareholder.

4.6 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that both parties need not sign the same counterpart.

4.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any person other than the parties any legal or equitable rights or remedies.

4.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

4.9 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of New York or any federal court sitting in the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) irrevocably and unconditionally consents to submit itself to the exclusive jurisdiction and venue of the Supreme Court of the State of New York (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court of the United States of America sitting in the Southern District of New York) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the aforementioned courts (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the aforementioned courts; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the aforementioned courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.4.

4.10 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

4.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

4.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent and Shareholder have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AVERY DENNISON CORPORATION

By:
Name:
Title:

ARTHUR HERSHAFT

[Signature Page to Voting and Support Agreement]